Exhibit 99.1

FOR IMMEDIATE RELEASE

Allegheny Energy, Inc. Revises 2001 and 2002 Earnings Guidance

          Hagerstown, Md., December 27, 2001 - Allegheny Energy, Inc. (NYSE: AYE) today announced that it is revising earnings guidance for 2001 and 2002.

          Allegheny Energy currently expects 2001 earnings to be between $3.60 and $3.70 per share. This excludes the cumulative effect of an accounting change due to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 133. Allegheny Energy also expects 2002 earnings to be flat with 2001, in the range of $3.60 to $3.70. Actual 2001 earnings results will be announced in late January 2002.

          "Mild weather and reduced economic activity have negatively affected earnings in the fourth quarter, which, in spite of solid performance in the first nine months of the year, will result in full-year earnings below previously expected levels of $3.80 to $4.10," said Bruce E. Walenczyk, Senior Vice President and Chief Financial Officer. "Even at the lower end of our $3.60 to $3.70 revised earnings range, our earnings per share in 2001 will have increased 27 percent when compared to 2000 - very positive full-year results in spite of a difficult and challenging fourth quarter operating environment.

          "For Allegheny Energy, 2001 has been a good earnings growth year," said Walenczyk. "In 2002, continuation of the recession, lower wholesale electricity forward price curves, price caps in the Western System Coordinating Council, and potential increases in expenses for security activities will likely keep earnings flat, compared to 2001. However, we continue to believe that we can grow earnings over time and will look for opportunities to provide earnings growth for our shareholders in 2002."

          Allegheny Energy, Inc. is a diversified energy company headquartered in Hagerstown, Md. It has been named to the Fortune 500 list, the Standard and Poor's 500 index, and the Forbes "Platinum 400" list. The Allegheny Energy family includes Allegheny Power, which delivers electric energy and natural gas to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which develops, owns, and operates electric generating facilities and supplies and trades energy and energy-related commodities in selected domestic retail and wholesale markets; and Allegheny Ventures, which invests in and develops telecommunications and energy-related projects. For more information, visit our web site at www.alleghenyenergy.com.

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          The comments set forth above constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political, and social conditions; deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; the consequences of the separation of the operations of Allegheny Energy; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

Contacts for Allegheny Energy:
Investors: Gregory L. Fries, General Manager, Investor Relations (301) 665-2713 gfries@alleghenyenergy.com	Media: Cynthia A. Shoop, Vice President, Corporate Communications (301) 665-2718 cshoop@alleghenyenergy.com

M. Beth Straka, General Manager, Investor Relations (412) 856-3731 mstraka@alleghenyenergy.com

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